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                                                                      EXHIBIT 12

                           VARCO INTERNATIONAL, INC.
                      STATEMENT RE COMPUTATIONS OF RATIOS
                                   ($000'S)
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                                                     1994      1993      1992
                                                    -------   -------   ------

Ratio of Earnings to Fixed Charges
----------------------------------
     Earnings:
       Pretax Income                                $18,917   $10,811   $  852
       Plus:
          Interest Expense                            4,766     5,010    3,918
          Amortization of Debt
               Issuance Costs                           185       260      294
                                                    -------   -------   ------
          Total                                     $23,868   $16,081   $5,064
                                                    =======   =======   ======

     Fixed Charges:

          Interest Expense                          $ 4,766   $ 5,010   $3,918
          Amortization of Debt
               Issuance Costs                           185       260      294
          Preferred Stock Dividend                        0         0       35
                                                    -------   -------   ------
          Total                                     $ 4,951   $ 5,270   $4,247
                                                    =======   =======   ======


     Ratio of Earnings to Fixed Charges                4.82      3.05     1.19

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